Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 14, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q3 Sales

PHILADELPHIA, PA November 14, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands today announced net income of $50.7 million and $146.0 million for the three and nine months ended October 31, 2011, respectively. Earnings per diluted share were $0.33 for the quarter and $0.91 for the nine months ended October 31, 2011.

For the third quarter of fiscal 2012, total company net sales increased 6% over the same quarter last year to $610 million. Comparable retail segment net sales, which include the direct-to-consumer channels, decreased 3% for the quarter, while comparable store net sales decreased 7% for the quarter. Comparable retail segment net sales at Free People increased 14%, were flat at Urban Outfitters, and decreased 7% at Anthropologie. Direct-to-consumer comparable net sales increased 15% and wholesale segment net sales rose 13% for the quarter.

“We have made progress in many categories during the quarter,” said Chief Executive Officer, Glen T. Senk. “We anticipate additional improvements through continued product focus, aggressive inventory management and the organization changes we announced last week.”

Net sales by brand and channel for the three and nine month periods were as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
Net sales by brand
Urban Outfitters	$291,023	$265,993	$798,524	$719,730
Anthropologie	244,140	247,549	745,327	728,581
Free People	70,090	56,108	180,548	143,552
Other	4,700	3,942	18,754	13,849

Total Company	$609,953	$573,592	$1,743,153	$1,605,712

Net sales by channel
Retail Stores	$447,952	$433,425	$1,303,788	$1,227,621
Direct-to-consumer	123,120	105,670	338,028	288,508

Retail Segment	571,072	539,095	1,641,816	1,516,129

Wholesale Segment	38,881	34,497	101,337	89,583

Total Company	$609,953	$573,592	$1,743,153	$1,605,712

For the three months ended October 31, 2011, gross profit margin percentage declined by 571 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns to clear slow moving women’s apparel inventory at both Anthropologie and Urban Outfitters, as well as occupancy deleverage caused by negative comparable store sales. For the nine months ended October 31, 2011, gross profit margin percentage declined by 507 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns noted above.

As of October 31, 2011, total inventories grew by $78 million or 27%, on a year-over-year basis. Total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 18% at cost while total comparable store inventory increased by 13% at cost. The balance of the increase was driven by the acquisition of inventory to stock new retail stores.

For the three months ended October 31, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 53 basis points versus the prior year comparable period due primarily to the deleverage of direct selling and supervisory costs driven by negative comparable sales. For the nine months ended October 31, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 60 basis points versus the prior year comparable period primarily due to ecommerce and related catalog investments, as well as, the deleverage of direct selling and supervisory costs driven by negative comparable store sales.

On August 25, 2011, our Board of Directors approved a share repurchase program that authorized the repurchase of 10.0 million additional common shares subject to prevailing market conditions. During the three months ended October 31, 2011, the Company repurchased and retired 13.3 million common shares for approximately $322 million. During the nine months ended October 31, 2011, the Company repurchased and retired 20.5 million common shares for approximately $538 million. These repurchases completed the Company’s 2010 and 2011 repurchase authorizations. As of October 31, 2011 no common shares were available for repurchase.

During the nine months ended October 31, 2011, the Company opened a total of 36 new stores including: 13 Free People stores, 11 Anthropologie stores, 11 Urban Outfitters stores and 1 BHLDN store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 187 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 164 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 55 Free People stores, catalogs and websites, 1 Terrain garden center and website and 1 BHLDN store and website as of October 31, 2011.

Management’s third quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss third quarter results and will be web cast at 5:00 pm. EST at: http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Net sales	$609,953	$573,592	$1,743,153	$1,605,712
Cost of sales, including certain buying, distribution and occupancy costs	393,850	337,599	1,102,595	934,152

Gross profit	216,103	235,993	640,558	671,560
Selling, general and administrative expenses	142,742	131,193	420,366	377,680

Income from operations	73,361	104,800	220,192	293,880
Other income, net	2,018	876	4,318	1,915

Income before income taxes	75,379	105,676	224,510	295,795
Income tax expense	24,700	32,570	78,514	98,075

Net income	$50,679	$73,106	$145,996	$197,720

Net income per common share:
Basic	$0.34	$0.44	$0.93	$1.18
Diluted	$0.33	$0.43	$0.91	$1.16

Weighted average common shares and common share equivalents outstanding:
Basic	151,170,175	165,699,540	157,313,818	167,808,729
Diluted	153,434,811	168,575,637	159,751,493	171,228,883

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	64.6%	58.9%	63.2%	58.2%

Gross profit	35.4%	41.1%	36.8%	41.8%
Selling, general and administrative expenses	23.4%	22.8%	24.2%	23.5%

Income from operations	12.0%	18.3%	12.6%	18.3%
Other income, net	0.4%	0.1%	0.3%	0.1%

Income before income taxes	12.4%	18.4%	12.9%	18.4%
Income tax expense	4.1%	5.7%	4.5%	6.1%

Net income	8.3%	12.7%	8.4%	12.3%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	October 31, 2011	January 31, 2011	October 31, 2010
Assets
Current assets:
Cash and cash equivalents	$83,370	$340,257	$253,546
Marketable securities	46,649	116,420	250,078
Accounts receivable, net of allowance for doubtful accounts of $1,046, $1,015 and $1,538, respectively	46,830	36,502	47,653
Inventories	367,407	229,561	289,256
Prepaid expenses, deferred taxes and other current assets	64,074	81,237	59,073

Total current assets	608,330	803,977	899,606

Property and equipment, net	670,752	586,346	582,786
Marketable securities	129,146	351,988	186,202
Deferred income taxes and other assets	69,877	52,010	53,377

Total Assets	$1,478,105	$1,794,321	$1,721,971

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$134,480	$82,904	$114,967
Accrued expenses, accrued compensation and other current liabilities	130,590	128,120	123,061

Total current liabilities	265,070	211,024	238,028

Deferred rent and other liabilities	179,229	171,749	164,044

Total Liabilities	444,299	382,773	402,072

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 144,201,664, 164,413,427 and 163,914,628 issued and outstanding respectively	15	17	17
Additional paid-in-capital	—	27,603	10,165
Retained earnings	1,041,847	1,394,190	1,318,952
Accumulated other comprehensive loss	(8,056)	(10,262)	(9,235)

Total Shareholders’ Equity	1,033,806	1,411,548	1,319,899

Total Liabilities and Shareholders’ Equity	$1,478,105	$1,794,321	$1,721,971